EXHIBIT 23.3

CONSENT OF COUNSEL

We hereby consent to the reference to our firm in the preliminary prospectus included in the registration statement, filed July 31, 2025, under the captions “State and Local Tax Consequences” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Bilzin Sumberg Baena Price & Axelrod LLP
Bilzin Sumberg Baena Price & Axelrod LLP
Miami, Florida
July 31, 2025